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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plans Administration Committee of
Citigroup Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-91308) of Citigroup Inc. of our report dated June 28, 2005 with respect to the financial statements of Citibuilder 401(k) Plan for Puerto Rico as of and for the years ended December 31, 2004 and 2003, and the related supplemental schedule, which appear in the December 31, 2004 annual report on Form 11-K of Citigroup Inc.


/s/ KPMG LLP

New York, New York
June 29, 2005